SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*


Sherwood Brands, Inc.
------------------------------------------
                               (Name of Issuer)


                              Common Stock
                   -----------------------------------------
                      (Title of Class of Securities)

82437L104
                   -----------------------------------------
                              (CUSIP Number)





Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



(Continued on following page(s))

Page 1 of 6 Pages


CUSIP NO. 82437L104

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     First Wilshire Securities Management, Inc.    Tax ID #95-2844956

2    CHECK THE APPROPRIATE BOX IF A MEMBER
      OF A GROUP*

                  (a) [    ]
                  (b) [    ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

        California Corporation

                    5    SOLE VOTING POWER

                      		67,000 Shares


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                      None
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH           		496,400 Shares


                    8    SHARED DISPOSITIVE POWER

                                   None

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             496,400 Shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

			13.7%

12   TYPE OF REPORTING PERSON*

            BD,IA


PAGE  2  OF 6  PAGES


                  SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 10549

                   ---------------------------------

                  SCHEDULE 13G UNDER THE SECURITIES

                       EXCHANGE ACT OF 1934

                  ---------------------------------



Item 1.    (a).  Name of Issuer:

                      	Sherwood Brands, Inc.

           (b).  Address of Issuer's Principal Executive
                 Offices:

				6110 Executive Blvd., Suite 1080
				Rockville, MD 20852



Item 2.    (a).  Name of Person Filing:

                      First Wilshire Securities Management, Inc.


           (b).  Address of Principal Business Office:

                      	1224 East Green Street, Suite 200
				Pasadena, California 91106



















                              Page 3 of 6 Pages



Item 2.    (c).    Citizenship:


           (d).    Title of Class of Securities:

                      Common Stock

           (e).    CUSIP Number:

                   	82437L104

Item 3.        This statement is filed pursuant to Rule
             13D-1(B)(ii)(G). The entity filing is an Investment Adviser registered under section 203 of the Investment Advisers
             Act of 1940.


Item 4.            Ownership.


           (a).    Amount Beneficially Owned

                     496,400 shares

           (b).    Percent of Class:

                     13.7%

           (c).    Number of Shares as to which such entity has:

              (i)  sole power to vote or to direct the
                   vote  67,000 shares


              (ii)  shared power to vote or to direct
                    the vote     None


              (iii) sole power to dispose or to direct
                    the disposition of 496,400 shares


              (iv)  shared power to dispose or to direct
                    the disposition of      None








                              Page 4 of 6 Pages

Item 5.            If this statement is being filed to report
                 the fact that as of the date hereof the
                 reporting person has ceased to be the
                 beneficial owner of more than five
                 percent of the class of securities, check the following. [ ]



Item 6.            Ownership of More Than Five Percent on
                 Behalf of Another Person:( X )



Item 7.            Identification and Classification of
                Subsidiaries which Acquired the Security
                Being Reported on by the Parent Holding
                Company:



Item 8.            Identification and Classification of Members
                of the Group:































                              Page 5 of 6 Pages


Item 9.             Notice of Dissolution of Group:



Item 10.           Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


          Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.








               By:  Mitchell Howard
               ----------------------------
                   Title: V.P., Compliance & Operations


Dated: 02/28/2007




















                             Page 6 of 6 Pages